UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    May 11, 2005

Majesco Entertainment Company
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
333-70663	06-1529524
(Commission File Number)	(IRS Employer Identification No.)
160 Raritan Center Parkway, Edison, New Jersey	08837
(Address of Principal Executive Offices)	(Zip Code)
(732) 225-8910
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant's Business and Operations

Item 1.01 — Entry into a Material Definitive Agreement

On May 11, 2005 (the "Effective Date"), Majesco Entertainment Company (the "Company") entered into an agreement with Dick Wnuk to act as the Company's Executive Vice President Global Sales. A description of the terms of the agreement is contained in Item 5.02 to this Current Report.

Section 5 — Corporate Governance and Management

Item 5.02 — Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 11, 2005, the Company appointed Dick Wnuk as the Company's Executive Vice President Global Sales.

Since January 2005, Mr. Wnuk has served as a consultant to the Company in the area of international sales. Prior to that, he served for 10 years as Senior Executive President at Time Warner Interactive U.S. He also served as Chief Operating Officer for Konami Entertainment U.S.

Under the terms of Mr. Wnuk's employment, he will receive an annual base salary of $250,000. He is entitled to an incentive signing bonus of $45,000 and is also eligible to receive a discretionary bonus of up to 50% of his base salary for the period from the Effective Date through the close of the Company's fiscal year, if so determined by the Compensation Committee of the Board of Directors. In addition, Mr. Wnuk was granted, pursuant to the Company's 2004 Employee, Director and Consultant Stock Plan (the "Plan"), options to purchase a total of 100,000 shares of the Company's common stock, which options have an exercise price at fair market value as determined under the Plan. Of the options, 20% are immediately and fully vested and the other 80% vests in equal installments over a three year period. The options expire 10 years from the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majesco Entertainment Company
Date: May 17, 2005	By:	/s/ Carl J. Yankowski
Carl J. Yankowski Chief Executive Officer